United States Securities and Exchange Commission
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 18, 2006
P. H. Glatfelter Company
(Exact name of registrant as specified in its charter)

Pennsylvania	1-3560	23-0628360

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
96 South George Street, Suite 500
York, Pennsylvania 17401
(Address of principal executive offices) (Zip Code)
(717) 225-4711
(Registrant’s telephone number, including area code)
Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 to Form 8-K):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 24.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 7.01	Regulation FD Disclosure
     On April 18, 2006, P. H. Glatfelter Company made available to certain prospective investors the information set forth below and is furnishing such information pursuant to Regulation FD. In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth in this Item 7.01 shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.
      As used throughout this report, “Glatfelter,” “we,” “us,” “our,” “our company” and similar terms include P. H. Glatfelter Company and its subsidiaries, unless the context requires otherwise.
      In this report, 2005 pro forma income statement data gives effect to the following transactions, which we refer to as the “Transactions,” as if they had occurred on January 1, 2005:

•	our acquisition of the carbonless business operations of NewPage Corporation, which includes a paper making facility in Chillicothe, Ohio and coating operations based in Fremont, Ohio (collectively referred to as “Chillicothe”); and

•	our incurrence of indebtedness under our new term loan facility to fund the Chillicothe acquisition.

      Pro forma balance sheet data as of December 31, 2005 gives effect to the Transactions as if they had occurred on December 31, 2005.
      For additional information, see “Unaudited Pro Forma Consolidated Financial Statements.” The 2005 pro forma income statement and balance sheet data do not give effect to any of the transactions described under “Recent Developments,” other than the Chillicothe acquisition and the related financing.

Recent Developments
      On April 3, 2006, we completed our acquisition of Chillicothe, the carbonless business operations of NewPage Corporation, for $81.8 million in cash, subject to certain post-closing working capital adjustments. The Chillicothe assets consist of a 440,000 ton-per-year paper making facility in Chillicothe, Ohio and coating operations based in Fremont, Ohio. Chillicothe had revenue of $441.5 million in 2005 and a total of approximately 1,700 employees as of December 31, 2005.
      We executed the Chillicothe acquisition so that we could take advantage of Chillicothe’s scale and efficient manufacturing environment. We plan to transfer the production of products currently manufactured at our Neenah facility to Chillicothe, and we intend to significantly expand our higher-value-added Specialty Papers business unit, in each case leveraging Chillicothe’s lower-cost production platform. We intend to close our Neenah, Wisconsin facility to rationalize assets that are no longer competitive and anticipate that the facility will be permanently shut down by June 2006. In connection with the planned closure of the Neenah facility, we expect to record estimated total pre-tax charges of $60 million to $65 million, including $22.5 million of estimated pre-tax cash charges. The charges are primarily related to asset writedowns and accelerated depreciation, employee termination and related benefits and contract termination costs. As a result of the Chillicothe acquisition and the Neenah shutdown, our 2005 pro forma Adjusted EBITDA is increased by approximately $36.6 million.
      On March 8, 2006, we entered into two separate agreements to acquire certain assets of J R Crompton Ltd., or Crompton, a global supplier of wet laid nonwoven products based in Manchester, United Kingdom. Since February 7, 2006, Crompton has been subject to insolvency proceedings before The High Court of Justice Chancery Division, Manchester District.
      Under the terms of our first agreement with Crompton, on March 13, 2006, we acquired Crompton’s Lydney mill, located in Gloucestershire, United Kingdom, for £37.5 million (or approximately $65 million based on currency exchange rates on that date). The facility employs approximately 240 people and had 2005 revenues of approximately £43.3 million. The Lydney mill, which is now included in our Long Fiber & Overlay Papers business unit, produces a broad portfolio of wet laid nonwoven products, including tea bags and coffee filter papers, clean room wipes, lens tissue and dye filter paper, double-sided adhesive tape substrates and battery grid pasting tissue. We expect that the Lydney mill will require working capital support of approximately £10 million to £12 million in 2006. The acquisition of the Lydney mill further strengthened our leading position in tea bags and coffee filter papers and is part of our long-term strategy to drive growth in our Long Fiber & Overlay Papers business unit. We estimate that the Lydney mill will contribute approximately $10 million to $12 million to our Adjusted EBITDA in 2007. The pro forma financial information presented in this report does not give effect to our acquisition of the Lydney mill.
      Under the terms of the second agreement with Crompton, we agreed to purchase Crompton’s Simpson Clough mill, located in Lancashire, United Kingdom, and other related assets for £12.5 million. Our acquisition of the Simpson Clough mill remains subject to certain closing conditions, including the receipt of regulatory approval, and has been referred to the European Commission for review. The facility employs approximately 95 people and had 2005 revenues of approximately £16.2 million. The Simpson Clough mill manufactures a wide variety of wet laid nonwoven products. If the acquisition is consummated, the Simpson Clough mill will also be included in our Long Fiber & Overlay Papers business unit.

Risk Factors

The cost of raw materials and energy used to manufacture our products could increase.
      We require access to sufficient and reasonably priced quantities of pulpwood, wood and other pulps, pulp substitutes, abaca fiber and certain other raw materials. Our Spring Grove, Pennsylvania facility is a vertically integrated manufacturing facility that generates approximately 85% of its annual pulp requirements. In addition, approximately 20% of its annual pulpwood requirements in 2005 were satisfied from company-owned timberlands. However, our Neenah facility purchases all of its wood and other pulps from third parties, and Chillicothe, while it makes its own pulp, purchases wood for use in its pulp mill from third parties. Our Philippine mill purchases abaca fiber to make pulp, which we use to manufacture our long fiber products in Gernsbach, Germany and Scaër, France.
      Coal is a principal source of fuel for our Spring Grove facility. In the first quarter of 2006, we negotiated a new three-year coal supply contract that will increase our annual cost of coal by approximately $6 million beginning in 2007.
      Natural gas is the principal source of fuel for our Chillicothe facilities. Natural gas prices have increased significantly in the United States since 2000 and reached record highs in 2005. Prices for natural gas are expected to remain volatile for the foreseeable future.
      We may not be able to pass increased raw materials or energy prices on to our customers if the market will not bear the higher price or where existing agreements with our customers do not allow us to pass along these cost increases. If price adjustments significantly trail increases in raw materials or energy prices or if we cannot effectively hedge against price increases, our operating results could be adversely affected.

We may not successfully integrate our recent acquisitions and execute the related production transition plans and may not achieve our anticipated cost savings synergies at Chillicothe.
      In April 2006, we acquired Chillicothe from NewPage Corporation. Inherent risks in a business combination such as this include the inability to successfully integrate the acquired production facility and its procurement, marketing and sales requirements, as well as information systems, finance and administration functions. In addition, an integral component of this acquisition is the transfer of production from our Neenah facility to Chillicothe and the permanent shutdown of the Neenah facility. We cannot assure you that we will be able to successfully implement this transfer of production and the shutdown of the Neenah facility. Although our pro forma Adjusted EBITDA contains an adjustment for certain estimated synergies that we believe can be achieved by transferring our production at the Neenah facility to Chillicothe, we might not actually achieve those synergies. See “Unaudited Pro Forma Consolidated Financial Statements.” For pro forma purposes, we estimated the synergies based on the assumption that (i) we would be able to replace less profitable products at Chillicothe with products we actually produced at Neenah and sell those products at our actual 2005 historic prices and (ii) we would add additional products produced at Neenah to Chillicothe and sell those additional products at our actual 2005 historic prices. In addition, we made certain assumptions regarding what it would cost us to produce all these products at Chillicothe. Further, we have estimated that our pension expense for Chillicothe employees will be lower than amounts previously allocated to Chillicothe by NewPage Corporation. Our ability to actually achieve the estimated synergies in any given time frame (or at all) is dependent on a variety of factors, including how successful we are in transferring the production, how quickly we can transition the production, whether the historic cost structure at Chillicothe can be sustained as we put different and additional production through that facility, what the actual selling prices of those products are and whether there are any unforeseen adverse developments that might accompany our ownership and management of Chillicothe. In addition, while our expectation regarding what our pension expense will be for Chillicothe employees was based on actuarial estimates, the assumptions underlying those estimates, including returns on plan assets and discount rates, were derived from a variety of factors, and our actual pension expense for Chillicothe employees could be greater than our expectation. For the foregoing reasons, investors should not place undue reliance upon our ability to achieve the estimated synergies.
      In March 2006, we acquired Crompton’s Lydney mill, and we have entered into an agreement with Crompton to acquire its Simpson Clough mill, the closing of which is currently pending. As with the Chillicothe acquisition, we face the risks inherent in these acquisitions, including the inability to successfully integrate the operations of the Lydney mill and the Simpson Clough mill, and cannot assure you that either integration will be successful. In addition, our acquisition of the Simpson Clough mill is subject to the satisfaction of certain closing conditions, including regulatory approval, and has been referred to the European Commission for review. Furthermore, our completed acquisition of the Lydney mill may be subject to regulatory review in Europe, and the results of that review could impair our ability to integrate the Lydney mill or have other adverse consequences.
      Our inability to successfully execute the plans discussed above may adversely affect our relationships with customers, suppliers and employees. Accordingly, our financial results may be adversely affected.

This report contains 2007 financial projections for our recently acquired Lydney mill. The actual future operational and financial performance of our Lydney mill may vary materially from these financial projections.
      We estimate that the Lydney mill will contribute approximately $10 million to $12 million to our Adjusted EBITDA in 2007. While we believe the assumptions and estimates underlying our 2007 financial projections for our Lydney mill are reasonable, financial projections are by their very nature inherently uncertain and subject to significant business, economic and competitive risks and uncertainties. Many of these risks are beyond our control or ability to predict or mitigate. The 2007 financial projections for our Lydney mill are based on the historical operational and financial performance of Lydney, which until March 13, 2006 was owned and operated by Crompton. As a result, the assumptions underlying our projections are based on our understanding of the Lydney mill business as of the date of this report and may change in the future as our understanding of the business develops. In addition, our projections for our Lydney mill are based on synergies we expect to achieve upon fully integrating the Lydney acquisition. Our ability to integrate the acquisition successfully and actually achieve these synergies in any given time frame (or at all) is dependent upon a variety of factors, as discussed more fully in the immediately preceding risk factor. Accordingly, the actual financial condition and results of operations of our Lydney mill may vary significantly from our projections. Moreover, projecting financial results one or more years into the future is inherently difficult because all potential contingencies cannot be anticipated. Consequently, the 2007 financial projections for our Lydney mill should not be regarded as a representation by us or any other person that the projections will be achieved. You are cautioned not to place undue reliance on the 2007 financial projections for our Lydney mill contained in this report.

We are dependent on NewPage for the provision of essential services to Chillicothe.
      In connection with the Chillicothe acquisition, we entered into a transition services agreement with NewPage for the provision by NewPage of necessary human resources, information technology and other business support services for Chillicothe for up to one year. NewPage does not, however, provide us with these services directly. Rather, NewPage previously outsourced such services to Accenture LLP. The failure of Accenture, with whom we do not have a direct contractual relationship, to perform its obligations under its agreements with NewPage could negatively affect our business, financial condition and results of operations since neither we nor NewPage may be able to provide such services on a cost-effective basis or at all.

We may not be able to develop new products acceptable to our customers.
      Our business strategy is market focused and includes investments in developing new products to meet the changing needs of our customers and to maintain our market share. Our success will depend in large part on our ability to develop and introduce new and enhanced products that keep pace with introductions by our competitors and changing customer preferences. If we fail to anticipate or respond adequately to these factors, we may lose opportunities for business with both current and potential customers. The success of our new product offerings will depend on several factors, including our ability to:

•	anticipate and properly identify our customers’ needs and industry trends;

•	price our products competitively;

•	develop and commercialize new products and applications in a timely manner, particularly in the event that demand for our existing products declines or, as in the case of carbonless paper, continues to decline;

•	differentiate our products from our competitors’ products; and

•	invest in research and development activities efficiently.
      Our inability to develop new products could adversely affect our business and ultimately harm our profitability.

We may be unable to achieve expected proceeds from a sale of our timberlands.
      One of our primary business strategies is to sell 40,000 acres of higher and better use, or HBU, properties over a three- to five-year period. Our ability to sell these timberlands for the expected price depends on market conditions, including the availability of similar properties for sale that would compete with our properties. As a result, we may be unable to achieve the approximately $150 million to $200 million in pre-tax proceeds we expect from the sale of these timberlands. It is estimated that our pre-tax cost of fiber will increase by approximately $2.3 million to $4.6 million per year when all 40,000 HBU acres are sold. These costs could be higher than estimated which could adversely affect our financial results.

We may be unable to maintain our relationships with organized labor unions.
      As of December 31, 2005, approximately 68% of our global workforce was represented by various labor unions. While we believe we enjoy satisfactory relationships with all of the labor organizations that represent our employees, we cannot guarantee that labor-related disputes will not arise. Labor disputes could result in disruptions in production and could also cause increases in production costs, which could harm relationships with our customers and adversely affect our business and financial results.

If we fail to maintain satisfactory relationships with our larger customers, our business may be harmed.
      With the exception of Chillicothe, we generally have not entered into long-term supply agreements with our customers. We regularly submit bids for new business or renewal of existing business. Due to competition or other factors, we may lose business from our customers, either partially or completely. The loss of one or more of our significant customers, or a substantial reduction of orders by any of our significant customers, could harm our business and results of operations. Moreover, our customers vary their order levels significantly from period to period, and customers may not continue to place orders with us in the future at the same levels as in prior periods. In the event we lose any of our larger customers, we may not be able to replace that revenue source, which could harm our financial results.

Several long-term Chillicothe customer agreements may limit the flexibility of that business.
      We have several long-term agreements with customers of our Chillicothe business. These agreements do not contain any commitment by those customers to purchase Chillicothe products but require us to provide products to such customers, upon request, at market prices at any time during the term of any such agreement. Our commitment to provide Chillicothe customers with products for the full term of such agreements would limit our flexibility to exit certain aspects of the Chillicothe business if it became strategically desirable to do so.

Unaudited Pro Forma Consolidated Financial Statements
      We have derived the following unaudited pro forma consolidated financial statements by applying pro forma adjustments to our historical consolidated financial statements.
      The unaudited pro forma consolidated income statement for the year ended December 31, 2005 gives effect to the Transactions as if they had occurred on January 1, 2005. The unaudited pro forma consolidated balance sheet as of December 31, 2005 gives effect to the Transactions as if they had occurred on December 31, 2005.
      The unaudited pro forma consolidated financial statements do not give effect to:

•	the acquisition of the Lydney mill, which was completed on March 13, 2006 for a purchase price of £37.5 million (or approximately $65 million based on currency exchange rates on that date), or the financing of such acquisition, which consisted primarily of borrowings under our revolving credit facility;

•	the pending acquisition of the Simpson Clough mill; or

•	the anticipated synergies from transferring production from our Neenah facility to Chillcothe, discontinuing some of the products historically produced at Neenah and Chillicothe and closing our Neenah facility.
      The Chillicothe acquisition will be accounted for as a purchase in accordance with Statement of Financial Accounting Standard No. 141, “Business Combinations,” or SFAS No. 141. The total consideration paid is allocated to our tangible and intangible assets and liabilities based on their estimated fair values as of the date of the acquisition. As of the date of this report, we have not completed the valuation studies necessary to estimate the fair values of the assets acquired and liabilities assumed and the related allocation of purchase price. In presenting the pro forma financial information, we have allocated the total estimated purchase price to the assets acquired and liabilities assumed based on preliminary estimates of their fair values. A final determination of these fair values will reflect our consideration of valuations prepared by third-party appraisers and may include an adjustment to the amounts recorded for the value of inventory, plant and equipment and identifiable intangible assets, as well as a change in cash consideration based upon changes in working capital on the closing date. Any final adjustment will change the allocations of purchase price, which could affect the fair values assigned to the assets and liabilities and could result in changes to the unaudited pro forma consolidated financial statements, which changes could be material.
      We are providing the unaudited pro forma consolidated financial statements for informational purposes only. The unaudited pro forma consolidated financial statements do not purport to represent what our results of operations or financial condition actually would have been had the Transactions occurred on the dates indicated, nor do they purport to project our results of operations or financial condition for any future period or as of any future date. You should read the unaudited pro forma consolidated financial statements in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2005.

Unaudited Pro Forma Income Statement

	Year Ended December 31, 2005

			Adjustments		Pro Forma
			for the		for the
	Glatfelter	Chillicothe	Chillicothe		Chillicothe
	Historical	Historical(1)	Acquisition		Acquisition

	In thousands
Net sales	$579,121	$441,536	$—		$1,020,657
Energy sales — net	10,078	—	—		10,078

Total revenues	589,199	441,536	—		1,030,735
Cost of products sold	492,023	419,477	(14,893	)(2)	896,607

Gross profit	97,176	22,059	14,893		134,128
Selling, general and administrative expenses	67,633	29,872	(182	)(3)	97,323
Restructuring charges	1,564	—	—		1,564
Gains on disposition of plant, equipment and timberlands, net	(22,053)	—	—		(22,053)
Insurance recoveries	(20,151)	—	—		(20,151)

Operating income (loss)	70,183	(7,813)	15,075		77,445
Other nonoperating income (expense)
Interest expense	(13,083)	—	(4,561	)(4)	(17,644)
Interest income	2,012	—	—		2,012
Other — net	1,028	1,051	—		2,079

Total other nonoperating income (expense)	(10,043)	1,051	(4,561)		(13,553)

Income (loss) from continuing operations before income taxes	60,140	(6,762)	10,514		63,892
Income tax provision (benefit)	21,531	(3,047)	4,473	(5)	22,957

Net income (loss)	$38,609	$(3,715)	$6,041		$40,935

(1)	The Chillicothe historical information is derived by combining the operating results contained in the audited combined statement of operations for the carbonless paper business of MeadWestvaco for the period from January 1, 2005 through April 30, 2005 (when the business was sold to NewPage Corporation) and the audited combined statement of operations for the carbonless paper business of NewPage Corporation from May 1, 2005 through December 31, 2005, without any further adjustments, including without any purchase accounting adjustments.

(2)	Reflects the elimination of $14.9 million of depreciation expense due to a difference in the bases of depreciable assets resulting from the application of SFAS No. 141 to account for the Chillicothe acquisition.

(3)	Reflects the elimination of $0.2 million of depreciation expense due to a difference in the bases of depreciable assets resulting from the application of SFAS No. 141 to account for the Chillicothe acquisition.

(4)	Reflects interest expense on $86.3 million of indebtedness, which represents, for pro forma purposes, the borrowings under our new $100.0 million term loan facility used to fund the Chillicothe acquisition. Interest expense of $4.6 million is comprised of approximately $4.3 million of cash interest expense, and approximately $0.3 million of amortization of deferred fees and expenses attributable to the borrowings under our new term loan facility used to fund the Chillicothe acquisition. The assumed interest rate on this indebtedness is 4.977% per annum, the average rate that would have been in effect during 2005 under our new term loan facility. A change of 0.125% in the assumed interest rate would have an incremental effect on our annual interest expense of $0.1 million.

(5)	Represents the tax effect of the pro forma adjustments based on a statutory tax rate of 38%.

Unaudited Pro Forma Consolidated Balance Sheet

	Year Ended December 31 2005

			Adjustments		Pro Forma
			for the		for the
	Glatfelter	Chillicothe	Chillicothe		Chillicothe
	Historical	Historical(1)	Acquisition(2)		Acquisition

	In thousands
Assets
Current Assets:
Cash and cash equivalents	$57,442	$49	$(49	)(3)	$57,442
Accounts receivable	62,524	42,893	—		105,417
Inventories	81,248	93,552	(1,875	)(4)	172,925
Prepaid expenses and other	22,343	3,322	(1,492	)(5)	24,173

Total current assets	223,557	139,816	(3,416)		359,957
Plant, equipment and timberlands — net	478,828	5,777	(5,777	)(6)	478,828
Other assets	342,592	1,704	10,829	(7)	355,125

Total assets	$1,044,977	$147,297	$1,636		$1,193,910

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$19,650	$—	$—		$19,650
Short-term debt	3,423	—	—		3,423
Accounts payable	31,132	21,749	—		52,881
Dividends payable	3,972	—	—		3,972
Environmental liabilities	7,575	—	—		7,575
Other current liabilities	74,126	33,430	(3,949	)(8)	103,607

Total current liabilities	139,878	55,179	(3,949)		191,108
Long-term Debt:
New term loan facility	—	—	86,278	(9)	86,278
6 7/8 % notes due July 2007	150,000	—	—		150,000
SunTrust note payable	34,000	—	—		34,000

Total long-term debt	184,000	—	86,278		270,278
Deferred income taxes	206,269	—	—		206,269
Other long-term liabilities	82,518	2,625	8,800	(10)	93,943

Total liabilities	612,665	57,804	91,129		761,598
Shareholders’ equity	432,312	89,493	(89,493)		432,312

Total liabilities and shareholders’ equity	$1,044,977	$147,297	$1,636		$1,193,910

(1)	All amounts shown are actual historical amounts derived from the audited combined balance sheet of the carbonless paper business of NewPage Corporation as of December 31, 2005.

(2)	The pro forma adjustments reflect the Chillicothe acquisition and purchase accounting adjustments as follows:

In thousands

Purchase price	$80,000
Plus estimated fees	4,945

Adjusted purchase price	84,945
Less book value of net assets acquired	91,115

Book value of net assets acquired in excess of purchase price recorded as a reduction to the fair value in acquired assets, primarily property, plant and equipment and inventory	$6,170

The agreement for the Chillicothe acquisition provided for a purchase price of $80.0 million, plus an adjustment based on the working capital of Chillicothe as of March 31, 2006, a date proximate to the effective closing date of April 1, 2006. Based on Chillicothe’s preliminary working capital on that date, we paid an additional $1.8 million as a result of increased working capital. As the pro forma presentation assumes that the Chillicothe acquisition closed on December 31, 2005, we have not reflected the additional $1.8 million payment in respect of Chillicothe’s working capital as of March 31, 2006. The amount of Chillicothe’s preliminary working capital as of March 31, 2006 that was the basis for the additional $1.8 million payment is subject to post-closing review, and any adjustment in actual working capital on that date could result in further adjustment to the purchase price for the Chillicothe acquisition.

In calculating the pro forma adjustments, the purchase price has been allocated on a preliminary basis. Therefore, the purchase price allocation is subject to change.

(3)	Reflects the elimination of historical cash and cash equivalents, all of which were retained by NewPage Corporation.

(4)	Reflects a $1.9 million reduction in actual historical inventory amounts to record Chillicothe inventory at its estimated fair value in accordance with SFAS No. 141.

(5)	Reflects a $1.5 million reduction in actual historical amounts to reflect the elimination of current deferred tax asset amounts retained by NewPage Corporation.

(6)	Reflects a $5.8 million adjustment to eliminate the carrying value of the property, plant and equipment of Chillicothe due to the allocation of the fair value of net assets in excess of purchase price in accordance with SFAS No. 141.

(7)	Reflects the following adjustments: (i) an increase in other assets of $11.2 million pursuant to SFAS No. 141 to record prepaid pension costs due to the transfer to us of pension plan assets totaling not less than $80.4 million, which are in excess of an estimated projected benefit obligation of $69.2 million, (ii) an increase in other assets of $1.3 million to reflect fees and expenses attributable to the financing for the Chillicothe acquisition, (iii) a reduction in other assets of $0.8 million to reflect non current deferred tax assets retained by the seller and (iv) a reduction in other assets of $0.9 million to record the Chillicothe acquisition in accordance with SFAS No. 141.

(8)	Reflects a $3.9 million reduction in the actual historical amount of income tax payables retained by NewPage Corporation.

(9)	Reflects term loan borrowings under our new credit facility used to fund the Chillicothe acquisition.

(10)	Reflects an adjustment to record a liability of $8.8 million for other post-retirement benefit obligations assumed in the Chillicothe acquisition.

Reconciliation of EBITDA and Adjusted EBITDA

Set forth below is a reconciliation from net income to EBITDA and Adjusted EBITDA. “EBITDA” represents net income before interest, taxes, depreciation, depletion and amortization. “Adjusted EBITDA” is EBITDA further adjusted to add back amounts related to restructuring charges, to eliminate gains or losses related to unusual items, to eliminate gains on the disposition of timberlands (and, in 2004, our corporate aircraft) and to eliminate gains from insurance recoveries. Pro forma Adjusted EBITDA for the year ended December 31, 2005 reflects additional adjustments relating to our acquisition of Chillicothe, including the elimination of certain of Chillicothe’s historical charges, the contribution of synergies that we expect to achieve as a result of transferring certain production from our Neenah facility to Chillicothe and the elimination of 2005 Adjusted EBITDA attributable to our Neenah facility.

EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations as defined by GAAP and should not be used as alternatives to net income as indicators of operating performance or to cash flow as measures of liquidity. EBITDA and Adjusted EBITDA are included in this report because they are bases upon which our management assesses financial performance and because we believe that investors find these measures useful in evaluating a company’s ability to meet its future debt service requirements. While EBITDA and Adjusted EBITDA are frequently used as measures of operating performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table provides a reconciliation from net income to EBITDA and Adjusted EBITDA:

										Pro Forma
										Year Ended
	Year Ended December 31									December 31

	2001		2002		2003		2004		2005	2005

	In thousands
Net income	$6,958		$37,595		$12,661		$56,102		$38,609	$40,935
Interest expense, net	12,039		13,532		12,449		11,373		11,071	15,632
Income tax provision, net of benefits	4,762		21,470		7,242		34,661		21,531	22,957
Depreciation, depletion and amortization	44,988		45,190		56,029		51,598		50,647	50,647

EBITDA	68,747		117,787		88,381		153,734		121,858	130,171

Restructuring charges	—		4,249	(b)	6,983	(d)	20,375	(f)	1,564 (h)	1,564
Unusual items	60,908	(a)	(2,008	)(c)	11,501	(e)	—		—	—
Gains on disposition of timberland and, in 2004, corporate aircraft	—		—		(31,234)		(57,909	)(g)	(20,327)	(20,327)
Insurance recoveries	—		—		—		(32,785)		(20,151)	(20,151)
Chillicothe adjustments	—		—		—		—		—	7,600	(i)
Chillicothe synergies	—		—		—		—		—	23,506	(j)
Neenah contribution	—		—		—		—		—	(2,800	)(k)

Adjusted EBITDA	$129,655		$120,028		$75,631		$83,415		$82,944	$119,563

(a)	On August 9, 2001, we completed the sale of the Ecusta Division and recorded a pre-tax loss of $58.4 million. We also recognized a $2.5 million pre-tax charge in the second quarter of 2001 due to the settlement of an environmental matter in connection with the Spring Grove facility’s wastewater discharge permit.

(b)	Reflects a charge related to a workforce reduction at our corporate headquarters and Spring Grove facility.

(c)	Includes a $3.5 million one-time, pre-tax gain for the settlement of certain escrow claims, including interest and associated liabilities, related to the 1998 acquisition of our German subsidiary. The gain was partially offset by a $1.5 million charge recorded in connection with the negotiation of a settlement with the Pennsylvania Department of Environmental Protection.

(d)	Reflects a charge recorded in connection with our decision to permanently shut down a paper making machine and the deinking process at our Neenah facility.

(e)	Reflects a charge of $11.5 million related to our former Ecusta Division. Under the agreement pursuant to which we sold the Ecusta Division, we are indemnified for certain liabilities that were assumed by the buyers. We had previously accrued liabilities related to certain post-retirement benefits, workers’ compensation claims and vendor payables and established a corresponding receivable due from the buyers. We paid the portion of these liabilities that became due and sought reimbursement from the buyers, which, to date, they have refused. The 2003 charge included $5.5 million to fully reserve this receivable and an additional $6.0 million related to landfill closure costs at the Ecusta facility.

(f)	Reflects a $17.2 million charge for special termination benefits incurred in connection with our North American Restructuring Program initiated in 2004, substantially all of which was for enhanced pension benefits, post-retirement medical benefits and other related employee severance costs, as well as charges totaling $3.2 million related to our Neenah restructuring initiative, of which $3.0 million represented a fee paid to modify a steam supply contract and $0.2 million represented adjustments to estimated benefit continuation costs.

(g)	Includes a $2.6 million of gain recognized from the sale of our corporate aircraft.

(h)	Reflects charges associated with the EURO Program related work force efficiency plans implemented at our Gernsbach, Germany facility.

(i)	Reflects the elimination of an increase in Chillicothe's reserve for LIFO and expenses related to initiatives by Chillicothe to reduce inventory levels and to one-time training costs.

(j)	Reflects adjustments for estimated synergies expected to be realized as a result of (i) terminating the production of unprofitable products at Chillicothe and replacing the production with an equal volume of higher-margin products to be transferred from our Neenah facility, (ii) increasing capacity utilization at Chillicothe with additional products transferred from our Neenah facility, and (iii) actuarial estimated reductions in our anticipated pension expense for Chillicothe employees as compared to amounts previously allocated to Chillicothe by NewPage Corporation.

(k)	Reflects the elimination of our Neenah facility’s contribution to 2005 Adjusted EBITDA as a result of the anticipated shutdown of this facility.

Forward-Looking Statements
      The statements contained in this report, including those under the captions “Recent Developments,” “Risk Factors,” and other sections of this report that are not purely historical, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Section 27A of the Securities Act. When used in this report, the words or phrases “expects,” “will continue,” “estimates,” “we believe” and similar expressions are intended to identify “forward-looking statements” within the meaning of the Exchange Act and the Securities Act. Forward-looking statements include plans, commitments and objectives of management for future operations. These forward-looking statements involve risks and uncertainties and are based on assumptions that may not be realized. Actual results and outcomes may differ materially from those discussed or anticipated. The following important factors, among others, could cause our actual results to differ from any results that might be projected, forecasted or estimated in this report:

•	variations in demand for, or pricing of, our products;

•	changes in the cost or availability of raw materials we use, in particular pulpwood, market pulp, pulp substitutes and abaca fiber, and changes in energy-related costs;

•	our ability to develop new, higher-value-added products;

•	the impact of competition, changes in industry paper production capacity, including the construction of new mills, the closing of mills and incremental changes due to capital expenditures or productivity increases;

•	costs and other effects of environmental compliance, cleanup, damages, remediation or restoration, or personal injury or property damages related thereto, such as the costs of natural resource restoration or damages related to the presence of polychlorinated biphenyls, or PCBs, in the lower Fox River on which our Neenah, Wisconsin facility is located, and the costs of environmental matters at our former Ecusta paper facility located in North Carolina;

•	the gain or loss of significant customers and/or the ongoing viability of such customers;

•	risks associated with our international operations, including local economic and political environments and fluctuations in currency exchange rates;

•	geopolitical events, including war and terrorism;

•	enactment of adverse state, federal or foreign tax or other legislation or changes in government policy or regulation;

•	adverse results in litigation;

•	disruptions in production and/or increased costs due to labor disputes;

•	our ability to successfully implement the European Restructuring and Optimization Program;

•	our ability to successfully execute our timberland strategy to realize the value of our timberlands;

•	our ability to execute the planned shutdown of our Neenah facility in an orderly manner;

•	our ability to finance, consummate and integrate acquisitions; and

•	our ability to achieve the anticipated synergies from our acquisition of the carbonless business operations of NewPage Corporation, which is more fully described in this report, and the related shutdown of our Neenah facility.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 18, 2006	By:	P. H. GLATFELTER COMPANY

/s/ John P. Jacunski
	Name:	John P. Jacunski
	Title:	Vice President and Corporate Controller